Exhibit 99.1

NEWS RELEASE
Kaman Corporation
Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN COMPLETES GRW BEARING ACQUISITION

BLOOMFIELD, Connecticut (November 30, 2015) - (NYSE: KAMN) Kaman Corporation announced today that its Aerospace segment has acquired GRW Bearing GmbH (GRW), a German-based designer and manufacturer of super precision, miniature ball bearings.

GRW is focused on the demanding applications segment of the miniature ball bearings market, where low noise requirements, extreme temperatures, ultra-high speeds and/or caustic environments require both exceptional engineering design and continuous operating performance capabilities. GRW operates out of two state-of-the-art production facilities in Rimpar, Germany and Prachatice, Czech Republic, and is expected to have sales for the full year 2015 of approximately €48 million (Euros).

Kaman Chairman, President and CEO Neal Keating said, “GRW adds additional scale and new market segments to our most profitable product lines, specialty bearings and engineered products. The businesses are aligned through a focus on solving the critical problems of OEM customers and achieving the highest standards of performance in the most demanding applications. I welcome the GRW team to Kaman.”

“Few companies in the world have the technical capability to design and manufacture miniature bearings capable of achieving performance standards as high as GRW. As with Kaman specialty bearings brands Kamatics and RWG, GRW is focused on developing and manufacturing technology driven products with unsurpassed quality,” stated Gregory Steiner, President, Kaman Aerospace Group. “The acquisition should allow us to drive significant synergies through operational efficiencies and additional sales growth.”

Robert Starr, Executive Vice President and CFO, added, “Even before synergies, at an approximate purchase price multiple of 13 times expected 2015 EBITDA1 the acquisition of GRW is expected to be accretive to earnings per share in 2016, excluding transaction and integration costs. After funding this transaction, on a pro-forma basis we expect to end 2015 well within our long-term target range for leverage of two to three times EBITDA.”

The purchase price was approximately €135.2 million (Euros)2, net of cash acquired, and was funded through borrowings under the company’s revolving credit facility.

Citizens Bank, N. A. acted as financial advisor to Kaman for this transaction.

1 The purchase price multiple excludes from GRW’s 2015 2015 EBITDA approximately €1.3 million (Euros) of transaction related costs and expenses to be paid by GRW.

2 The acquisition purchase price is calculated using the gross purchase price per the Share Purchase Agreement of €138.8 million (Euros), plus transaction related costs and expenses to be paid by GRW of €1.3 million (Euros), less estimated cash acquired of approximately €4.9 million (Euros), which is subject to verification and adjustments.

Risks Associated with Forward-Looking Statements
This release includes "forward looking statements" relating to the acquisition discussed above. These statements include the estimates of the Company’s post-transaction leverage and the extent to which the transaction is expected to be accretive to earnings, which are based on assumptions currently believed to be valid but involve risks and uncertainties that could cause our actual results to differ from those expressed in the forward looking statements. Important uncertainties that could cause our actual results to differ from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this release, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

Non-GAAP Measure
This release contains references to EBITDA, a Non-GAAP (Generally Accepted Accounting Principles) Measure that Management believes provides important perspectives into the valuation of the acquisition and future measurement the business performance. The Company does not intend for the information to be considered in isolation or as a substitute for related GAAP measures. Other companies may define the measure differently. We define the non-GAAP measure EBITDA used in this report as operating income before depreciation and amortization. EBITDA differs from Operating Income, as calculated in accordance with GAAP, in that it excludes depreciation and amortization. Management believes EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of results between periods by eliminating the impact of non-cash depreciation and amortization expense. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; design and supply of aftermarket parts to MRO aerospace markets; K-MAX® medium to heavy lift helicopters; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX® aircraft.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across the U.S. and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com